EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of the 30th day of June, 2006 (the "Effective Date"), by and between MIT HOLDINGS, INC., a Delaware Corporation, having a principal place of business at 37 West Fairmont Avenue, Suite 202, Savannah, GA 31406 ("Employer"), and WILLIAM C. PARKER, having an office at 37 West Fairmont Avenue, Suite 202, Savannah, GA 31406 ("Employee").

WITNESSETH:

WHEREAS, Employer employs, and desires to continue to employ Employee as Chairman of the Board of Directors, Chief Executive Officer, and President of Employer; and

WHEREAS, Employee is willing to continue to be employed as theChairman of the Board of Directors, Chief Executive Officer, and President of Employer in the manner provided for herein, and to perform the duties of the Chairman of the Board of Directors, Chief Executive Officer, and President of Employer upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1. Employment.

Employer hereby employs Employee as Chairman of the Board of Directors, Chief Executive Officer, and President of Employer.

2. Term.

a. Subject to Section 9 below and further subject to Section 2(b) below, the term of this Agreement shall end on June 30, 2011. Each 12-month period from July 1 through June 30 during the term hereof shall be referred to as an "Annual Period" During the term hereof, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.

b. Subject to Section 9 below, unless the Board of Directors of the Company (the "Board") of Employer shall determine to the contrary and shall so notify Employee in writing on or before the end of any Annual Period, then at the end of each Annual Period, starting July 1, 2011, the term of this Agreement shall be automatically extended for one (1) additional Annual Period to be added at the end of the then current term of this Agreement.

3. Duties.

The Employee shall perform those functions generally performed by persons of such title and position, shall attend meetings of the stockholders and the Board, shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Employee shall report directly and solely to the Board.

4. Compensation.

a. Base Salary. Employee shall be paid a gross annual base Salary Two Hundred Fifty Thousand dollars ($250,000.00) in installments pursuant to Employer's regular payroll practices, but not less than monthly, and subject to applicable withholdings.

b. Bonus. The Employee is entitled to yearly bonus to be paid as directed by the Board of Directors.

c. Housing. The Employee shall receive a housing allowance of $5,000.00/month plus taxes applicable for the city and county.

d. Transportation. Employee shall have the use of two (2) company owned vehicles, up to a cost of $1,200.00/month

e. Expenses. Employer shall reimburse Employee for all reasonable expenses incurred in the performance of his duties hereunder on behalf of the Company, in accordance with the Company's expense policies as established from time to time, subject to review and approval by the Company. Employee shall submit timely monthly expense reports along with supporting documentation, to the extent necessary to substantiate for federal income tax deduction for other expenses.

6. Benefits.

a. Vacation. Employee shall be entitled to thirty (30) days of paid vacation per contract year (i.e. the 12 month period starting on the Effective Date), upon dates agreed upon by Employer, such agreement not to be unreasonably withheld. Prior to taking paid vacation, Employee shall submit a request for paid vacation, in writing, at least two (2) weeks in advance. Upon separation of employment, for any reason, vacation time accrued and not used shall be paid at the salary rate of Employee in effect at the time of employment separation.

b. Medical Benefits. Employee shall be entitled to participate in any medical benefit plans Employer may establish from time to time in its complete and sole discretion, and Employee shall be subject to all requirements and conditions of such plans. The premium costs for Employee's participation, and that of Employee's spousal and/or dependent coverage, shall be borne by Employer.

c. Sick Time. The employee is entitled to as much sick time as is reasonably necessary.

d. Insurance. Employer shall maintain a life, accidental death and dismemberment insurance policy on Employee for the benefit of a beneficiary named by Employee in an amount not less than $2,000,000. Ownership of the policy shall be assigned to Employee upon termination of Employee's employment under this Agreement.

e. Other Benefits. Employee shall be entitled to such other benefits, and shall be eligible to participate in any other benefit, insurance, or other welfare or pension plan, as Employer may establish from time to time in its complete and sole discretion.

7. Board of Directors.

Employer agrees that as long as this Agreement is in effect, Employee will be nominated to the Board as part of management's slate of Directors, and Employee will accept such nomination.

8. Change of Control.

A "Change of Control" shall be deemed to include any of the following events that occur without the consent of Employee,

i. A person (other than a person who is an officer or a Director of Employer on the effective date hereof), including a "group" as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Employer securities having 30% or more of the combined voting power of then outstanding securities of the Employer that may be cast for the election of directors of the Employer;

ii. At any time, a majority of the Board nominated slate of candidates for the Board is not elected;

iii. Employer consummates a merger in which it is not the surviving entity;

iv. Substantially all of Employer's assets are sold; or

v. Employer's stockholders approve the dissolution or liquidation of Employer;

9. Termination.

a. Termination by Employer

i. Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) engaging by the Employee in conduct that constitutes activity in competition with Employer; (B) the conviction of Employee, for the commission of a felony; and/or (C) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 30 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employee's duties be deemed grounds for termination for Cause.

ii. Employer may terminate Employee's employment under this Agreement if, as a result of any physical or mental disability, Employee shall fail or be unable to perform his duties under this Agreement for any consecutive period of 180 days during any twelve-month period. If Employee's employment is terminated under this Section 9(a)(ii): (A) for the first six months after termination, Employee shall be paid 100% of his full compensation under Section 4(a) of this Agreement at the rate in effect on the date of termination, and in each successive 12 month period thereafter Employee shall be paid an amount equal to 67% of his compensation under Section 4(a) of this agreement at the rate in effect on the date of termination; (B) Employer's obligation to pay life insurance premiums on the policy referred to in Section 6(d) shall continue in

effect until five years after the date of termination; and (C) Employee shall continue to be entitled, insofar as is permitted under applicable insurance policies or plans, to such general medical and employee benefit plans (including profit sharing or pension plans) as Employee had been entitled to on the date of termination. Any amounts payable by Employer to Employee under this paragraph shall be reduced by the amount of any disability payments payable by or pursuant to plans provided by Employer and actually paid to Employee.

iii. This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 4(a) and any other amount to which Employee was entitled of the time of his death.

b. <u>Termination by Employee</u>

i. Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following

(A) Employee is not elected or retained as Chairman of the Board of Directors, Chief Executive Officer, and President of Employer.

(B) Employer acts to materially reduce Employee's duties and responsibilities hereunder. Employee's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer's business, and Employee shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets.

(C) Employer acts to change the geographic location of the performance of Employee's

duties from the Savannah, GA Metropolitan Area. For purposes of this Agreement, the Savannah, GA Metropolitan Area shall be deemed to be the area within 50 miles radius of midtown Savannah, GA.

(D) A Material Reduction (as hereinafter defined) in Employee's rate of base compensation, or Employee's other benefits. "Material Reduction" shall mean a ten percent (10%) differential;

(E) A failure by Employer to obtain the assumption of this Agreement by any successor;

(F) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

(G) A Change of Control.

ii. Anything herein to the contrary notwithstanding, Employee may terminate this Agreement upon thirty (30) days written notice.

c. Termination by Employer Other Than Due To Death, Disability or Cause

If Employer shall terminate Employee's employment other than due to his death or disability or for Cause (as defined in Section 9(a)(i) of this Agreement), or if Employee shall terminate this Agreement under Section 9(b)(i), Employer's obligations under Section 4 shall be absolute and unconditional and not subject to any offset or counterclaim and Employee shall continue to be entitled to receive (i) all amounts provided for by Section 4 and (ii) all additional employee benefits under Section 4 and Section 10 regardless of the amount of compensation he may earn with respect to any other employment he may obtain.

d. Use of Office Facilities Upon Termination

Upon termination for any reason except death, Employee shall have the right to an office of his choice and to an area for an assistant as long as Employer has a lease at 37 West Fairmont Avenue, Savannah, GA 31406 and for as long as

the Employee reimburses Employer the reasonable pro-rata rental cost.

10. Consequences of Breach by Employer - Employment Termination

a. If this Agreement is terminated pursuant to Section 9(b)(i) hereof, or upon a Change in Control (unless Employee is retained as Chief Executive Officer or substantially similar position of Employer or the surviving entity, as applicable, under terms and conditions substantially similar to those herein), or if Employer shall terminate Employee's employment under this Agreement in any way that is a breach of this Agreement by Employer, including, but not limited to termination for reasons other than for Cause, death, or disability, the following shall apply:

i. Employee shall receive as a bonus, and in addition to his salary continuation pursuant to Section 9.c., above, a cash payment equal to the Employee's total base salary as of the date of termination hereunder for the remainder of the term plus an additional amount to pay all federal, state and local income taxes thereon on a grossed-up basis as heretofore provided, payable within 30 days of the date of such termination;

ii. Employee shall be entitled to payment of any previously declared bonus and additional compensation as provided in Section 4(b) above.

iii. All stock options, warrants and stock appreciation rights ("Rights") granted by Employer to Employee under any plan or otherwise prior to the effective date of the termination, shall become vested, accelerate and become immediately exercisable; and in addition the Employee, at his option, shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control, adjusted for any stock splits and capital reorganizations having a similar effect, subsequent to the effective date hereof. In the event Employee owns or is entitled to receive any unregistered securities of Employer, then Employer shall use its best efforts to effect the registration of all such securities as soon as practicable, but no later than 120 days after the effective date of the registration statement;

provided, however, that such period may be extended or delayed by Employer for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer is required to exercise its best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer because of the existence of non-public material information, or to allow Employer to complete any pending audit of its financial statements;

ii. Employee shall be eligible to receive a one-time cash bonus, equal to the greater of

a) two times his average compensation for the two previous fiscal years, including salary, bonus, and restricted stock awards, or

b) Ten percent (10%) of Employer's gross revenue during the preceding four calendar quarters.

Said bonus shall be paid within 90 days of the date of termination or the Change of Control.

b. In the event of termination of Employee's employment pursuant to Section 9(b) (i) of this Agreement, the provisions of Section 16 shall not apply to Employee.

11. Remedies

Employer recognizes that because of Employee's special talents, stature and opportunities in Employer's industry, in the event of termination by Employer hereunder (except under Section 9(a)(i) or (iii), or in the event of termination by Employee under Section 9(b)(i) before the end of the agreed term), Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. Excise Tax.

In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the

meaning of Code Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

13. Confidentiality.

Employee acknowledges that during the course of employment with Employer, Employee will have access to Employer's Confidential Information, including trade secrets. Employee acknowledges and agrees to hold all Confidential Information in strictest confidence and to not use, publish, disclose, reproduce, copy, distribute or otherwise disseminate any Confidential Information without the prior written consent of Employer except in direct connection with the performance of Employee's employment with Employer.

a. "Confidential Information" means any and all data and information relating to Employer which: (i) derive independent economic value, actual or potential, from not being generally known or readily ascertainable by proper means by other persons who may obtain economic value from their disclosure or use; and (ii) are the subject of reasonable efforts under the circumstances to maintain their secrecy. Confidential Information includes technical or sales data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, sales or advertising information and plans, marketing information and plans, pricing information, the identity or lists of customers, prospective customers, employees and suppliers of Employer, and confidential or proprietary information of such customers, prospective customers, employees and suppliers.

b. The obligations of Employee under this paragraph 8 shall remain in effect for three years after termination of this Agreement.

c. Upon the termination of Employee's employment (the "Separation Date"), Employee shall immediately deliver to Employer all property belonging to Employer, including

without limitation all Confidential Information, as well as any copies thereof in whatever format. Employee shall provide Employer with a declaration certifying that all Confidential Information and any other Employer property have been returned to Employer, that Employee has not kept any copies of such items or distributed such items to any third party.

14. Non-Solicitation Of Customers Covenant.

During Employee's employment with Employer and for a period of one (1) year following the Separation Date, Employee shall not solicit any person or entity to whom Employer has provided products or services during the one (1) year immediately preceding the Separation Date or to whom Employer is actively soliciting to provide products or services as of the Separation Date (collectively, "Customers") with the intent to sell or provide any product or service, competitive or potentially competitive, with any product or service sold or provided by Employer. The non-solicitation restriction set forth in this Section 14 is specifically limited to Customers of Employer with whom Employee had contact (whether personally, telephonically, or through written or electronic correspondence) during the one (1) year period immediately preceding the Separation Date or about whom Employee had confidential or proprietary information because of his position with Employer.

15. Non-Recruitment Of Employees Covenant.

During Employee's employment with Employer and for a period of one (1) year following the Separation Date, Employee will not recruit or solicit to hire any employee of the Company or cause any such employee of the Company to terminate an employment relationship with the Company.

16. Non-Competition Covenant.

During Employee's employment with Employer and for a period of one (1) year following the Separation Date, Employee agrees that he shall not, within a 50 mile radius of the Company's office located at 137 West Fairmont Avenue, Suite 202, Savannah, Georgia 31406 ("Geographic Region"), provide any "Services" either on his own, or for any "Competitor" within the Geographic Region. For purposes of this paragraph, the term "Services" shall mean only those services which are the same or substantially similar to some or all of the duties which Employee provided to

Employer while employed with Employer, for example, the buying at wholesale and reselling of pharmaceutical drugs or medicines in association with a medical facility that provides infusion or ambulatory care services in the Geographic Region. For purposes of this paragraph, "Competitor" shall mean only those entities that buy and resell pharmaceutical drugs or medicines in association with or as a part or not as part of a medical facility that provides infusion or ambulatory care services, such as by way of a non-exhaustive limited example only, Chapman Healthcare Services, Inc, BioMed, Broughton Pharmaceuticals, Infusion Partners, and Whitehouse.

17. No Other Non-Compete Agreements.

Employee hereby represents, warrants and covenants to Employer that Employee (A) is not a party to nor bound by any non-competition, non-solicitation, confidentiality or other agreement of any kind which would conflict with or prevent his employment hereunder or the full performance of all of his duties hereunder, and (B) has not, and will not, wrongfully use any confidential information or know-how taken from another employer. Employee hereby agrees to fully and completely indemnify, defend and hold harmless Employer from and against any claim, loss, damage and expense hereafter incurred by the Company as a result of any breach of the foregoing representations, warranties or covenants made by Employee in this Section.

18. Inventions and Other Intellectual Property.

Any Intellectual Property made, created, developed, written or conceived by Employee, either solely or jointly with others, during Employee's employment with Employer that relates to Employer's business, shall be the sole and exclusive property of Employer. To the full extent applicable, all such Intellectual Property shall be deemed works made for hire under the United States copyright laws. Employee hereby assigns and agrees to assign to Employer Employee's entire right, title and interest in and to any such Intellectual Property, whether or not patentable, copyrightable, or subject to other forms of protection. "Intellectual Property" means inventions, proprietary technology, discoveries, designs, computer programs, concepts and ideas, including without limitation processes, methods, know-how, show-how, innovations, devices, formulas, and techniques, as well as improvements thereof and any documentation related thereto.

19. Remedies.

Employee acknowledges that: (A) breach of any one of Sections 13-18 of this Agreement would result in irreparable injury and permanent damage to Employer; (B) such restrictions are reasonable and necessary to protect the interests of Employer and are critical to the success of Employer's business; and (C) determining damages in the event of a breach of any one of Sections 13-18 of this Agreement would be difficult and that money damages alone would be an inadequate remedy for the injuries and damages which Employer would suffer from Employee's breach of any one of Sections 13-18. Employee therefore agrees that if he breaches any one or more of Sections 13-18 of this Agreement, the Company, in addition to and without limiting any other remedies or rights which it may have, shall have the right to injunctive relief or other similar remedy to specifically enforce such provisions, and that injunctive relief is a component of appropriate remedies for Employee's breach of such Sections. Employee waives any requirement that Employer post a bond or any other security. Nothing contained herein shall preclude Employer from seeking monetary or other damages of any kind, including reasonable fees and expenses of counsel and other expenses.

20. Severability.

The terms of this Agreement are severable, and if any court of competent jurisdiction determines that any part of this Agreement is unenforceable in any respect, the court shall modify and amend such provision, consistent with the intent of the parties, to make the provision enforceable. The remaining provisions, and any partially enforceable provisions to the extent enforceable, shall remain binding and enforceable, provided the Agreement remains consistent with the intent of the parties.

21. Survival of Covenants.

All rights, covenants and remedies contained in Sections 13-18 of this Agreement shall survive the termination of this Agreement for any reason.

22. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

23. Notices.

All notices, consents, approvals and the like required under any of the provisions of this Agreement shall be in writing and shall be deemed to be effective: (A) if personally delivered or sent by overnight courier (such as Federal Express), upon delivery, or (B) if sent by U.S. Mail registered or certified, return receipt requested, with sufficient postage affixed thereto, three (3) days after being mailed, addressed as follows: (i) if to Employer, to "William Parker, President, MIT Holdings, Inc. , 37 West Fairmont Avenue, Suite 202, Savannah, GA 31406; and (ii) if to Employee, to Employee's residential address on file with Employer.

24. Assignment.

This Agreement shall not be assigned by either party to other parties without the prior written consent by the other party.

25. Attorneys Fees and Costs.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

26. Miscellaneous.

This Agreement constitutes the entire agreement between the parties and supersedes any and all prior contracts, agreements, or understandings between the parties. This Agreement may not be amended or modified except in writing signed by both Employer's authorized agent and Employee. The failure of either party to enforce any of the provisions of this Agreement shall not be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Undersigned have executed this Agreement as of the date first above written.

____

William C. Parker

MIT HOLDING, INC.

By: ________________________

Its: CFO